Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made and entered into as of October 11, 2026 (the “Effective Date”), by and between Bausch + Lomb Corporation, a corporation existing under the laws of Canada (the “Company”), and Brenton L. Saunders (the “Executive”). The Company and the Executive are referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Executive and the Company are parties to an Employment Agreement dated February 14, 2023, as amended by an Amendment to Employment Agreement dated July 21, 2025 (as so amended, the “Employment Agreement”), pursuant to which the Executive has served as Chairman of the Board and is currently a Director and Chief Executive Officer of the Company;

WHEREAS, the Executive and the Company desire to enter into this Agreement to document the terms and conditions of the Executive’s termination of employment, effective as of the Separation Date (as defined below); and

WHEREAS, the Parties have engaged in good faith discussions regarding the Executive’s separation and wish to resolve, on a compromised and final basis, all questions concerning the compensation and benefits that may be claimed to be payable to the Executive in connection with the cessation of his employment, including any entitlements that may be asserted under Section 8 of the Employment Agreement,

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound subject to the conditions set out herein, agree as follows:

Conditions Precedent; Effectiveness.

1.   Conditions. Except as provided in Section 14(a) regarding Accrued Compensation, and notwithstanding any other provision of this Agreement, this Agreement shall not become binding on the Company or the Executive, and the Company shall have no obligation to pay the Separation Consideration or to perform any other obligation under this Agreement, unless and until each of the following conditions (collectively, the “Conditions Precedent”) has been satisfied:

a.	this Agreement shall have been approved by resolution duly adopted by the Board (the date of such approval, the “Board Approval Date”);

b.	the Executive shall have executed and delivered to the Company the Irrevocable Separation Acknowledgement in the form attached as Schedule A concurrently with his execution and delivery of this Agreement, and in any event prior to the Separation Date; and

c.	the Executive shall have executed and delivered to the Company the Release (in the form attached to this Agreement as Schedule B, the “Release”), and the Release shall have become effective and irrevocable in accordance with its terms and all applicable revocation periods shall have expired without revocation (the date on which the foregoing occurs, the “Release Effective Date”).

Resignation from Offices & Employment.

2.   Resignation. The Executive hereby resigns from his employment with the Company and all of its affiliates, from the office of Chief Executive Officer and from the Board as a director, effective as of 12:01 a.m. Eastern Time on Monday, October 12, 2026 (the “Separation Date”). The resignations by the Executive are irrevocable, unless the Board does not approve this Agreement within five (5) calendar days following the Effective Date, in which case such resignations are null and void. The resignations do not require acceptance by the Company.

3.   Cessation of Status. Effective as of the Separation Date, the Executive shall be relieved of all employment and office related duties and cease to be an officer and director of the Company and of each of its subsidiaries and affiliates for all purposes, and shall cease to hold himself out as, or to represent that he is, an officer, employee, agent or representative of the Company or any of its subsidiaries or affiliates.

4.   Separation Notice. The Parties agree that the Irrevocable Separation Acknowledgement attached as Schedule A, when executed and delivered by the Executive, shall constitute the Executive’s written notice of resignation for all purposes, including for the purposes of Section 7 of the Employment Agreement, and that no further or other notice of termination is required from either Party.

5.   Further Assurances. The Executive shall promptly execute and deliver any further resignation letters, consents, instruments, filings or other documents that the Company may reasonably request in order to give effect to, evidence or record the resignations provided for hereunder, including any documents required under applicable corporate, securities or regulatory law in any jurisdiction.

Separation.

6.   Consideration Amount. Subject in all respects to the satisfaction of each of the Conditions Precedent, the Company shall pay to the Executive an aggregate gross amount of Seventy-Five Million Five Hundred Thousand United States Dollars (US $75,500,000) (the “Separation Consideration”), less all applicable withholdings and deductions required by law.

7.   Attorneys’ Fees.  The Company shall pay the Executive’s attorneys’ fees and costs incurred that relate to the negotiation, drafting, and execution of this Agreement, up to a maximum of Fifty Thousand United States Dollars (US$50,000) (the “Attorneys’ Fees”).

8.   Negotiated and Compromised Amount. The Parties acknowledge and agree that the Separation Consideration is a single, negotiated, compromised and all-inclusive amount, arrived at by reference to, and in full and final resolution of, any and all claims of any kind or nature by the Executive, including but not limited to: (i) any claim to cash severance; (ii) any claim to an annual bonus in respect of the 2026 fiscal year, whether pro-rated or otherwise; (iii) any claim to accelerated, continued or enhanced vesting, settlement or value in respect of unvested equity and incentive awards of any kind; (iv) any claim to continued health, medical, dental or vision coverage beyond that described in Section 15; (v) any claim to additional age or service credit for retirement-treatment purposes; (vi) any claim under Section 8 of the Employment Agreement, including Section 8(d) thereof; and (vii) all other disputed, contingent or asserted entitlements of any nature arising out of or relating to the Executive’s employment or its cessation, including, without limitation,  any other entitlements asserted under the Employment Agreement.

9.   Timing of Payment. Subject to Section 26 of this Agreement, the Separation Consideration shall be paid in a single lump sum, by wire transfer of immediately available funds to an account designated in writing by the Executive, within forty-five (45) days following the Separation Date, provided the Release Effective Date has transpired.

10.   Conditions. Except as provided in Section 14(a) regarding Accrued Compensation, and notwithstanding any other provision of this Agreement, this Agreement shall not become binding on the Company, and the Company shall have no obligation to pay the Separation Consideration or Attorneys’ Fees unless and until the Executive shall have executed and delivered to the Company the Release and the Release Effective Date has occurred.

11.   Announcement.  The Executive shall have the opportunity to review any press release or other announcement prepared by the Company regarding his departure prior to publication.

12.   D&O Insurance.  The provisions of Section 16(c) of the Employment Agreement shall survive the Executive’s termination of employment, subject to the terms of the Company’s applicable insurance policies in effect from time to time.

13.   Office and Technology Access Rights; Administrative Assistant.  Until the close of business on October 16, 2026, the Executive shall have access to the Company’s Miami office, solely to organize and remove his personal property and effects, and shall retain access to his Company email address, solely for transition purposes; provided that the Executive shall not hold himself out as an officer, director, employee or representative of the Company, and shall not access, receive, request, retain or otherwise use Confidential Information (as defined in the Employment Agreement) other than as expressly permitted by the Company in writing. The Executive shall be permitted, with the assistance of the Company’s IT department, to transfer his personal contacts from his Company address book to his personal account; provided that the Executive complies with his confidentiality and other obligations under the Employment Agreement, including the obligation not to retain Confidential Information (including client lists and contacts of the Company or its affiliates).  Prior to October 16, 2026, the Company shall support the Executive in the removal of all Company information from the Executive’s Company-provided mobile phone, and, following such removal, the Executive shall be permitted to keep such mobile phone and its associated phone number following the Separation Date, at his sole cost and expense. In addition, until October 31, 2026, the Executive shall be permitted to continue to use his administrative assistant solely for transitional support purposes; provided that the Executive and the administrative assistant comply with the confidentiality requirements of the Employment Agreement, including Section 11 thereof. All activities contemplated by this Section 13 shall be subject to compliance with Section 11 of the Employment Agreement and any related Company policies governing confidentiality, document retention and IT systems usage. In the event that the administrative assistant’s employment with the Company ends by way of resignation without cost to the Company, the Executive is free to solicit and retain her services at his sole cost. The Executive may also solicit and retain the services of his driver at his sole cost.

14.   Accrued Compensation; Exclusivity.

a.   Accrued Compensation. Whether or not the Executive executes the Release, the Company shall pay or provide to the Executive the Accrued Compensation (as defined in Section 8(a) of the Employment Agreement), except as provided in Section 17 with respect to equity and incentive awards. The Executive’s earned but unpaid Base Salary through the Separation Date, and any accrued but unused vacation if payable under Company policy, shall be paid no later than the regular payday for the pay period in which the Separation Date occurs, as required by applicable law. Reimbursement for reasonable and necessary business expenses incurred through the Separation Date shall be paid within thirty (30) days following the Separation Date (or such earlier date as may be required by law), in accordance with the Company’s expense reimbursement policies. Any previously deferred compensation, and any amounts or benefits under any Company retirement, health or welfare benefit plan or program, shall be paid, delivered or settled in accordance with the terms of the applicable plan, program or arrangement; provided that all equity and incentive awards, including, but not limited to, any deferred or vested but unsettled awards, are governed exclusively by Section 17.

b.   Exclusivity. Except for the Separation Consideration, the Attorneys’ Fees, the Accrued Compensation described in Section 14(a), the Executive shall not be entitled to, and hereby waives, any further compensation, severance, bonus, incentive, equity, perquisite, allowance, benefit or payment of any kind from the Company or any of its subsidiaries or affiliates arising out of or in connection with his employment or its cessation. For the avoidance of doubt, the Separation Consideration is in lieu of, and not in addition to, any amount that might otherwise be claimed under Section 8 of the Employment Agreement.

15.   Group Health Continuation. Subject to the Executive’s timely election of continuation of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Executive shall be eligible for continued participation in the Company’s group health plans, subject to plan terms, for the two (2) years following the Separation Date in accordance with Section 8(c)(7) of the Employment Agreement.

16.   Release Condition. The Company’s obligation to pay the Separation Consideration is conditioned on the Executive executing and delivering to the Company, no earlier than the Separation Date, the Release. The Executive shall have twenty-one (21) days following his receipt of the Release to consider whether he wishes to sign it. The Executive, if he chooses, may execute the Release before the end of that consideration period.  If the Executive executes the Release within the 21-day period, he will then have seven (7) days in which he may revoke it.

Equity Awards; Standstill and Surrender.

17.   Equity Awards; Standstill and Surrender.

a.	Surrender and Cancellation. Effective as of the Equity Surrender Effective Time (as defined below), the Executive irrevocably surrenders, and are hereby forfeited and cancelled for no further consideration, all outstanding equity awards, including RSUs, PSUs, LPSUs, MSUs, New Hire Grants and other equity, equity-based or incentive awards granted to the Executive by the Company or any of its subsidiaries or affiliates, as well as share options, all whether vested or unvested and whether settled in shares, cash or other property, together with all dividend equivalents and related rights (collectively, the “Released Equity Awards”). For clarity, the Executive retains all common shares of the Company actually issued and delivered to (or registered in the name of or to an account for), and legally and beneficially owned by, the Executive prior to the Equity Surrender Effective Time (the “Reserved Shares”). A vested but unsettled award, dividend equivalent, cash-settled or phantom award or other right to receive shares, cash or other property, and any dividend, adjustment or substitute right associated with a Released Equity Award is a Released Equity Award.

b.	Standstill. From the time the Executive executes and delivers this Agreement until the earlier of (i) the Equity Surrender Effective Time and (ii) the date on which the resignations become null and void under Section 2, the Executive shall not, directly or indirectly, exercise, transfer, sell, pledge, hedge, settle, elect or request settlement of, or take any action to vest, accelerate, preserve or otherwise realize value from, any award that is or would become a Released Equity Award, and shall promptly withdraw any instruction inconsistent with this Section 17(b). The Executive authorizes the Company, the Board or any committee thereof, and the applicable plan administrator to suspend processing of any such instruction during that period, and any action taken in violation of this Section 17(b) shall be null and void as between the Executive and the Company to the maximum extent permitted by the applicable plan, award agreement and law.

c.	Equity Surrender Effective Time. The “Equity Surrender Effective Time” means the later of (i) the execution and delivery of this Agreement by both Parties and (ii) the Board Approval Date. The surrender under Section 17(a) is not deferred pending the Release Effective Date, which is a condition only to payment of the Separation Consideration and the Attorneys’ Fees.

Continuing Obligations; Restrictive Covenants Reserved.

18.   Survival and Preservation. The Executive acknowledges and agrees that his obligations to the Company implied at law, and as expressly provided in Sections 11 through 15 of the Employment Agreement, including those relating to confidential information and records, intellectual property and assignment of inventions, non-competition, non-solicitation of employees and customers, non-interference, non-disparagement, and cooperation, survive the cessation of his employment in accordance with their terms and remain in full force and effect. Nothing in this Agreement amends, shortens, narrows, waives or releases any of those obligations, and the Executive reaffirms each of them.

19.    Protected Rights. Nothing herein affects the legal protections afforded to the Executive in Sections 10 and 11 of the Employment Agreement including the scope of permitted disclosures.

20.   Return of Property. Except as set forth in Section 13, within seven (7) calendar days after the Separation Date, or such later date as the Company may specify in writing, the Executive shall return to the Company all property of the Company and its subsidiaries and affiliates in his possession, custody or control, including all documents, records, files, notes, memoranda, reports, board and committee materials, computers, mobile devices, storage media, credit cards, keys, access cards and other equipment, together with all copies, whether in physical or electronic form. After returning all copies to the Company, the Executive shall permanently delete all Company data from any personal device, account or cloud storage and shall, upon request, certify in writing that he has done so. The Executive shall not retain any Company property except as the Company expressly agrees in writing.  Notwithstanding the foregoing, the Executive shall be permitted to retain any documents relating to his employment and compensation with the Company for tax and legal purposes, provided that any such records are not Confidential Information within the meaning of Section 11 of the Employment Agreement, and any related Company policies, governing confidentiality. The Executive shall provide the Company with a descriptive list of all such documents he proposes to copy and retain.

21.   Interim Transition. During the period of ninety (90) days following the Separation Date, the Company may from time to time request that the Executive provide reasonable transition assistance to his successor and to the Board, including responding to enquiries concerning matters within his knowledge. Any such assistance shall be provided at mutually convenient times, shall not exceed a level of service that would prevent the Separation Date from constituting a “separation from service” within the meaning of Section 409A, and shall not create an employment, consulting or agency relationship. No additional compensation shall be payable in respect of transition assistance provided under this Section 21, the Separation Consideration being inclusive of it, save that the Company shall reimburse reasonable out-of-pocket expenses properly incurred at its request.

22.   Future Cooperation. The Executive shall cooperate reasonably with the Company and its counsel in accordance with Section 14 of the Employment Agreement.

Acknowledgements and Representations of the Executive.

23.   No Reliance. The Executive represents that in entering into this Agreement he has not relied on any representation, warranty, promise or inducement made by the Company or any person on its behalf other than as expressly set out in this Agreement.

24.   Independent Advice. The Executive acknowledges that he has been advised to consult, and has had a full and fair opportunity to consult, with legal counsel and tax, financial and other advisers of his own choosing concerning this Agreement and the Release, that he has read and understands this Agreement, and that he is entering into it knowingly and voluntarily.

25.   Recoupment. The Separation Consideration and all other compensation paid or payable to the Executive remain subject to any legally mandated clawback, recoupment, forfeiture or similar policy of the Company as in effect from time to time and to any recoupment required under applicable law or stock exchange listing standard, including Section 10D of the Securities Exchange Act of 1934 and the rules thereunder, and the Executive consents to any such recoupment.

Section 409A

26.   Compliance. The Parties intend that the payments and benefits under this Agreement be exempt from, or otherwise comply with, Section 409A of the United States Internal Revenue Code of 1986, as amended, and the guidance thereunder (“Section 409A”), including as short-term deferrals, and this Agreement shall be construed and administered accordingly. Section 9 of the Employment Agreement (including its provisions on restructuring, separate payments, the six-month delay for specified employees, reimbursements and in-kind benefits, and no offset) is incorporated by reference, mutatis mutandis, with references to the Termination Date read as references to the Separation Date. Any payment of nonqualified deferred compensation payable on termination of employment shall be made only upon a “separation from service” within the meaning of Section 409A.

27.   No Company Liability. In no event whatsoever shall the Company or any of its subsidiaries or affiliates be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A, or for any damages for failing to comply with Section 409A.

Settlement Privilege.

28.   Settlement Privilege. This Agreement, together with all drafts, proposals, term sheets, estimates, valuations, correspondence and communications exchanged between the Parties or their respective counsel in connection with the Executive’s separation, is made and furnished for the purpose of compromise and settlement only. No such document or communication shall be admissible in any proceeding for any purpose other than to enforce this Agreement following satisfaction of the Conditions Precedent or to enforce or evidence the resignations under Sections 2 through 5, the standstill under Section 17(b) or the Irrevocable Separation Acknowledgement, and none shall be construed as a waiver, concession or abandonment of any right, position, claim or defence of the Company.

29.   No Admission. Nothing in this Agreement constitutes, and nothing in it shall be construed as, an admission by the Company or any of its subsidiaries or affiliates of any liability, wrongdoing, breach of contract or violation of any law, policy or duty, each of which is expressly denied. Nothing in this Agreement constitutes an admission by the Company that the Executive is or would be entitled to any payment or benefit under Section 8 of the Employment Agreement.

30.   Board Approval. This Agreement is not binding on the Company or the Executive (and creates no payment or other obligation of the Company) unless and until it has been approved by resolution duly adopted by the Board. The Company shall notify the Executive in writing promptly following the Board Approval Date, or promptly following any determination of the Board not to approve this Agreement. The Board retains sole and absolute discretion as to whether to approve this Agreement, and nothing in this Agreement, and no conduct of the Company or any of its officers, employees, agents or counsel, shall be construed as fettering that discretion or as creating any expectation of approval.

Confidentiality of this Agreement and the Negotiations.

31.   Confidentiality. Subject to the protected rights referred to in Section 19, the Executive shall keep the existence and terms of this Agreement, and the substance of the negotiations leading to it, strictly confidential, and shall not disclose them to any person other than his spouse, his legal counsel and his tax and financial advisers, in each case on condition that the recipient agrees to maintain that confidentiality, or as required by applicable law or legal process.

32.   Company Disclosure. Nothing in this Agreement restricts the Company from making any disclosure it determines, acting reasonably, to be required or advisable under applicable securities law, stock exchange rule or accounting standard, or from disclosing this Agreement to its directors, officers, employees, auditors, insurers and advisers on a need-to-know basis.

Tax Withholding.

33.   Taxes. The Company and its subsidiaries and affiliates may withhold from the Separation Consideration and from any other amount payable or benefit provided under this Agreement all federal, state, provincial, local and foreign taxes, and all other amounts, that they are required or permitted to withhold under applicable law. The Executive shall be solely responsible for all taxes imposed on him in respect of the Separation Consideration and any other payment or benefit under this Agreement. Neither the Company nor any of its subsidiaries, affiliates, directors, officers, employees or advisers has made, or is making, any representation, warranty or undertaking to the Executive regarding the tax treatment of any payment or benefit under this Agreement.

Governing Law & Dispute Resolution.

34.   This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey applicable to contracts executed in and to be performed entirely within that State, without giving effect to any conflict of laws principle that would result in the application of the law of any other jurisdiction.  Any legally actionable dispute arising under this Agreement shall be dealt with pursuant to the Arbitration provision in Section 16(g) of the Employment Agreement, which is incorporated herein by reference.

Miscellaneous

35.   Entire Agreement. This Agreement, together with Schedules A and B, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, arrangements, term sheets, proposals, drafts and representations, whether oral or written, between the Parties with respect to that subject matter, including the draft transition and separation documents and the proposal chart exchanged between counsel.

36.   Amendment and Waiver. No provision of this Agreement may be amended, modified, waived or discharged except by a written instrument signed by the Executive and by a duly authorized officer of the Company acting pursuant to authority conferred by the Board. No waiver by either Party of any breach of, or compliance with, any provision of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

37.   Successors and Assigns. This Agreement shall be binding upon and enure to the benefit of the Company and its successors and permitted assigns, including any successor by merger, amalgamation, arrangement, consolidation or sale of all or substantially all of its assets. The Executive may not assign this Agreement or any right or obligation under it, except that his rights to payment under this Agreement shall enure to the benefit of his estate and personal representatives on his death.

38.   Third-Party Beneficiaries. The subsidiaries and affiliates of the Company, and the respective directors, officers and employees of the Company and of those subsidiaries and affiliates, are intended third-party beneficiaries of this Agreement and may enforce its terms directly.

39.   Severability. The provisions of this Agreement are severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provision. Any provision held to be invalid or unenforceable shall be reformed to the minimum extent necessary to render it valid and enforceable while giving effect to the intent of the Parties.

40.   Notices. All notices under this Agreement shall be in writing and shall be deemed given when delivered personally, when sent by nationally recognized overnight courier, or when sent by electronic mail with confirmation of transmission, to the Company at its registered office to the attention of the General Counsel, and to the Executive at the last address or electronic mail address shown in the Company’s records, or in each case to such other address as a Party may designate by notice.

41.   Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. A signature delivered by facsimile, portable document format or other electronic means, including by way of any recognized electronic signature platform, shall have the same force and effect as an originally executed signature.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Separation Agreement as of the Effective Date, subject in all respects to approval by resolution of the Board of Directors of the Company.

BAUSCH + LOMB CORPORATION		EXECUTIVE

By:	/s/ Thomas J. Appio	/s/ BRENTON L. SAUNDERS
Name:	Thomas J. Appio	BRENTON L. SAUNDERS
Title:	Chairman
Date: October 11, 2026		Date: October 11, 2026

SCHEDULE A

IRREVOCABLE SEPARATION ACKNOWLEDGEMENT

To: The Board of Directors, Bausch + Lomb Corporation

From: Brenton L. Saunders

Date: October 11, 2026

I, Brenton L. Saunders, hereby acknowledge, confirm and agree as follows:

1.	Pursuant to our mutual agreement as memorialized in the Separation Agreement dated October 11, 2026, by and between Bausch + Lomb Corporation (the “Company”) and Brenton L. Saunders, I irrevocably resign from the offices of Chief Executive Officer of the Company and as a director from the Board of Directors of the Company (the “Board”), and from my employment with the Company, effective as of 12:01 a.m. Eastern Time on Monday, October 12, 2026 (the “Separation Date”).

2.	Pursuant to our mutual agreement, I irrevocably resign, effective as of the Separation Date, from each and every other position I hold with the Company or any of its subsidiaries or affiliates, whether as a director, manager, officer, trustee, administrator, fiduciary, committee member, authorized signatory or in any similar capacity, and from any position I hold at the request or on behalf of the Company or any of its subsidiaries or affiliates with any other entity.

3.	I acknowledge and agree that, except as provided in Section 2 of the Separation Agreement dated October 11, 2026 between the Company and me, no resignation set out in this Acknowledgement may be withdrawn, revoked, rescinded or conditioned by me.

4.	I acknowledge and agree that this Acknowledgement constitutes my written notice of resignation for all purposes, including for the purposes of Section 7 of my Employment Agreement with the Company and that no further or other notice of termination or acceptance is required from me or from the Company.

IN WITNESS WHEREOF, I have executed this Irrevocable Separation Acknowledgement as of the date first written above.

/s/ BRENTON L. SAUNDERS
BRENTON L. SAUNDERS
Date: __10/11/2026___________________

SCHEDULE B

GENERAL RELEASE OF CLAIMS

This General Release of Claims (this “Release”) is executed and delivered by Brenton L. Saunders (“Executive”) in favor of the Releasees (as defined below) pursuant to Section 16 of the Separation Agreement between Executive and Bausch + Lomb Corporation (the “Company”) dated October 11, 2026 (the “Separation Agreement”). Capitalized terms used but not defined in this Release have the meanings given to them in the Separation Agreement or, if not defined there, in the Employment Agreement between Executive and the Company dated February 14, 2023, as amended by Amendment No. 1 dated July 21, 2025 (as amended, the “Employment Agreement”).

Executive acknowledges that the Separation Consideration and the benefits described in Section 15 of the Separation Agreement are conditioned on his execution and non-revocation of this Release; that he would not otherwise be entitled to them; and that they constitute good and valuable consideration in addition to anything of value to which he is already entitled.

1.   General Release. Executive, on behalf of himself and his spouse, heirs, executors, administrators, beneficiaries, trustees, agents, representatives, successors and assigns, and anyone claiming by, through or under any of them (collectively, the “Releasors”), knowingly, voluntarily, irrevocably and unconditionally releases, waives and forever discharges the Company, Bausch Health Companies Inc., and each of their respective past, present and future parents, subsidiaries, affiliates, divisions, predecessors, successors and assigns, and each of their respective past, present and future directors, Board and committee members, officers, employees, shareholders, members, partners, agents, attorneys, representatives, trustees, fiduciaries, insurers, reinsurers and employee benefit, compensation and equity plans (and the administrators, trustees and fiduciaries of those plans), in each case in their official and individual capacities, and the heirs, executors, administrators, successors and assigns of each of them (collectively, the “Releasees”), from any and all claims, demands, actions, causes of action, suits, charges, complaints, grievances, debts, obligations, promises, agreements, controversies, rights, damages, losses, liabilities, costs and expenses (including attorneys’ fees) of any kind or nature whatsoever, in law, equity or otherwise, whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, that any Releasor ever had, now has or may have against any Releasee, by reason of any act, omission, transaction, practice, policy, decision, event, matter, cause or thing whatsoever occurring or existing from the beginning of the world through and including the date Executive signs this Release, under any theory of recovery, and arising under any contract, agreement, plan, award, policy, document, instrument, statute, regulation, ordinance, constitution or common law of any jurisdiction (collectively, the “Released Claims”).

2.   Specific Released Claims. Without limiting the generality of Section 1, the Released Claims include all claims:

(a)	arising out of, relating to, or seeking to enforce the Employment Agreement, including, without limitation, any claim under Section 8 of the Employment Agreement (including Sections 8(b), 8(c), 8(d) and 8(e)), any claim to cash severance, an annual bonus (whether for fiscal year 2026, any prior year, pro-rated or otherwise), continued health coverage, additional age or service credit, or accelerated, continued or enhanced vesting, any claim that Executive’s employment ended other than by his voluntary resignation, any claim of Good Reason, and any claim relating to a Change of Control or Change of Control Period;

(b)	arising out of or relating to any share option, RSU, PSU, LPSU, MSU or other equity, equity-based or incentive award, any equity, incentive or bonus plan or award agreement of the Company or any of its affiliates (including the 2022 Omnibus Incentive Plan), or the Released Equity Awards, including any claim to the grant, vesting, exercise, settlement, value, retirement treatment, dividend-equivalent rights, cash settlement, share settlement, Equity Surrender Effective Time, or standstill treatment of any such award. Without limiting the foregoing, the Released Claims include any claim relating to: (i) pro-rata vesting or the one-year service condition for MSUs; (ii) retirement treatment or full vesting for Annual RSUs; (iii) full vesting, exercise-period, intrinsic-value, continued-exercisability or other treatment of New Hire or annual stock options; (iv) actual-performance, Committee-determined, target, maximum or modified treatment of the New Hire PSU; (v) pro-rata or actual-performance treatment of Revenue Growth PSUs and Adjusted EBITDA PSUs; (vi) target or 100% treatment of rTSR PSUs under any distribution-timing provision; and (vii) forfeiture, vesting or any other treatment of the OPA PSU;

(c)	arising out of or relating to Executive’s employment with, service to, or compensation or benefits from the Company or any of its affiliates; the terms and conditions of that employment or service; his resignation, removal or cessation of service as an employee, officer or director of the Company or any of its affiliates (including as Chief Executive Officer, as a director or as Chairman of the Board); or the negotiation of the Separation Agreement;

(d)	arising under any federal statute, regulation or executive order, each as amended and including its implementing regulations, including, without limitation, Title VII of the Civil Rights Act of 1964; the Civil Rights Acts of 1866, 1871 and 1991 (including 42 U.S.C. §§ 1981 through 1988); the Age Discrimination in Employment Act of 1967 (the “ADEA”); the Older Workers Benefit Protection Act of 1990 (the “OWBPA”); the Americans with Disabilities Act of 1990 and the ADA Amendments Act of 2008; the Rehabilitation Act of 1973; the Equal Pay Act of 1963; the Lilly Ledbetter Fair Pay Act of 2009; the Pregnancy Discrimination Act; the Genetic Information Nondiscrimination Act of 2008; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act of 1974; the Consolidated Omnibus Budget Reconciliation Act of 1985; the Worker Adjustment and Retraining Notification Act; the National Labor Relations Act; the Fair Labor Standards Act (to the extent waivable); the Fair Credit Reporting Act; the Immigration Reform and Control Act of 1986; the Uniformed Services Employment and Reemployment Rights Act; the Occupational Safety and Health Act; the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and

Consumer Protection Act (in each case to the extent waivable); and Executive Order 11246;

(e)	arising under the laws of the State of New Jersey, each as amended and including its implementing regulations, including, without limitation, the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1 et seq. (including the Diane B. Allen Equal Pay Act); the New Jersey Conscientious Employee Protection Act, N.J.S.A. 34:19-1 et seq.; the New Jersey Civil Rights Act, N.J.S.A. 10:6-1 et seq.; the New Jersey Family Leave Act, N.J.S.A. 34:11B-1 et seq.; the New Jersey Security and Financial Empowerment Act, N.J.S.A. 34:11C-1 et seq.; the New Jersey Earned Sick Leave Law, N.J.S.A. 34:11D-1 et seq.; the New Jersey Wage Payment Law, N.J.S.A. 34:11-4.1 et seq.; the New Jersey Wage and Hour Law, N.J.S.A. 34:11-56a et seq.; the New Jersey Temporary Disability Benefits Law, including its family leave insurance provisions, N.J.S.A. 43:21-25 et seq.; the retaliation provisions of the New Jersey Workers’ Compensation Law, N.J.S.A. 34:15-39.1; the New Jersey Smokers’ Rights Law, N.J.S.A. 34:6B-1 et seq.; the New Jersey Opportunity to Compete Act, N.J.S.A. 34:6B-11 et seq.; and the public policy of the State of New Jersey;

(f)	arising under the laws of the State of Florida or any county or municipality thereof, each as amended and including its implementing regulations, including, without limitation, the Florida Civil Rights Act of 1992, Fla. Stat. § 760.01 et seq.; the Florida Private Sector Whistleblower’s Act, Fla. Stat. §§ 448.101 through 448.105; the Florida Minimum Wage Act, Fla. Stat. § 448.110, and Article X, Section 24 of the Florida Constitution; the Florida wage rate discrimination statute, Fla. Stat. § 448.07; Fla. Stat. § 448.08; the retaliation provisions of the Florida Workers’ Compensation Law, Fla. Stat. § 440.205; the Miami-Dade County Human Rights Ordinance, Chapter 11A of the Code of Miami-Dade County; and the Miami-Dade County wage theft ordinance, Chapter 22 of the Code of Miami-Dade County;

(g)	arising under the laws of the State of New York, Canada or any province of Canada (including the Province of Ontario), or any other federal, state, provincial or local constitution, statute, regulation, ordinance or executive order of any jurisdiction;

(h)	arising under the common law or in equity, including, without limitation, claims for breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, promissory or equitable estoppel, detrimental reliance, unjust enrichment, quantum meruit, wrongful or constructive discharge, retaliation, violation of public policy, fraud, misrepresentation, negligent misrepresentation, defamation, invasion of privacy, tortious interference with contract or prospective economic advantage, conspiracy, negligence, and intentional or negligent infliction of emotional distress;

(i)	for any compensation or benefit of any kind, including salary, wages, bonuses, incentive compensation, commissions, equity or equity-based compensation, severance pay, notice pay, pay in lieu of notice, termination pay, vacation pay, fringe benefits, perquisites, expense reimbursement, pension or retirement benefits, or contributions to any plan; and

(j)	for any form of relief, including back pay, front pay, reinstatement, compensatory, liquidated, punitive or exemplary damages, damages for emotional distress or injury to reputation, interest, costs, and attorneys’ fees.

3.   Claims Not Released. This Release does not waive or release: (a) any claim to enforce the Separation Agreement; (b) Executive’s right to the Accrued Compensation described in Section 14(a) of the Separation Agreement, to which he is entitled whether or not he signs this Release; (c) the protected rights described in Section 4; (d) any claim that cannot be waived or released as a matter of law; (e) Executive’s rights related to the Reserved Shares; or (f) any right to indemnification, advancement of expenses, exculpation or directors’ and officers’ liability insurance coverage under the Employment Agreement, the Company’s constating documents, any separate indemnification agreement or applicable law (collectively, the “Excluded Claims”). For the avoidance of doubt, the carve-out in clause (d) does not preserve any Released Equity Award or any claim relating to a Released Equity Award, except solely to the extent applicable law makes a specific equity-related claim non-waivable.

4.   Protected Rights. Nothing in this Release, the Separation Agreement, the Employment Agreement or any other agreement between Executive and any Releasee limits or interferes with Executive’s right, without notice to or approval by the Company, to (a) file a charge or complaint with, report possible violations of law to, communicate with, provide documents or other information to, or participate in any investigation or proceeding conducted by, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the New Jersey Division on Civil Rights, the Florida Commission on Human Relations, or any other federal, state or local governmental agency or self-regulatory organization; or (b) disclose details relating to a claim of discrimination, retaliation or harassment to the extent protected by N.J.S.A. 10:5-12.8. Executive waives, to the fullest extent permitted by law, any right to recover individual monetary relief from any Releasee in connection with any charge, complaint or proceeding brought by him or on his behalf; provided, however, that nothing in this Release limits Executive’s right to receive an award from any governmental agency for information provided to it, including under Section 21F of the Securities Exchange Act of 1934. Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Nothing in this Section 4 narrows the confidentiality, continuing-obligation, return-of-property, cooperation, standstill or equity-surrender provisions of the Separation Agreement, except to the extent required by applicable protected-rights law.

5.   Unknown Claims. Executive understands that he may later discover facts different from, or in addition to, those he now knows or believes to be true. Executive nevertheless intends this Release to be, and agrees that it is, a full and final release of all Released Claims, known or unknown, and that this Release will remain effective in all respects notwithstanding the discovery of any such different or additional facts.

6.   No Pending Claims; No Assignment; Covenant Not to Sue. Executive represents that he has not filed, and is not a party to, any lawsuit or arbitration against any Releasee that is pending as of the date he signs this Release, and that he has not assigned or transferred, or purported to assign or transfer, any Released Claim to any person or entity. Except with respect to Excluded Claims and the protected rights described in Section 4, Executive agrees not to commence or pursue any lawsuit, arbitration or other civil action against any Releasee based on any Released Claim. This Section 6 does not limit Executive’s right to challenge the validity of his waiver of claims under the ADEA.

7.   Representations. Executive represents that, other than the Accrued Compensation to be paid under Section 14(a) of the Separation Agreement and the payments and benefits provided under the Separation Agreement, he has been paid all salary, wages, bonuses and other compensation due to him, and has received all leave to which he was entitled under any applicable law or Company policy. Executive further represents that he has not made any claim or allegation against any Releasee relating to sexual harassment or sexual abuse, and that no portion of the Separation Consideration is attributable to any such claim or allegation.

8.   ADEA and OWBPA Acknowledgments; Consideration and Revocation. Executive acknowledges and agrees that:

(a)	this Release is written in a manner he understands, and he has carefully read and understands all of its terms;

(b)	this Release specifically refers to and waives rights and claims arising under the ADEA, as amended by the OWBPA;

(c)	he does not waive any rights or claims that may arise after the date he signs this Release;

(d)	he waives rights and claims only in exchange for consideration in addition to anything of value to which he is already entitled;

(e)	he has been advised in writing, including by the notice at the end of this Release, to consult with an attorney before signing this Release;

(f)	he has been given at least twenty-one (21) days following his receipt of this Release to consider it; he may sign it before the end of that period, but not before the Separation Date; if he signs it before the end of that period, he does so knowingly and voluntarily and waives the remainder of the period; and changes to this Release or the Separation Agreement, whether material or immaterial, do not restart that period;

(g)	for seven (7) days after he signs this Release, he may revoke it by delivering written notice of revocation to the General Counsel of the Company at the notice address specified in the Separation Agreement, so that it is received no later than 11:59 p.m. Eastern Time on the seventh (7th) day after he signs; and

(h)	this Release will not become effective or enforceable until the seven (7)-day revocation period has expired without revocation, the seven (7)-day revocation period cannot be waived or shortened, and the first day after the expiration of the revocation period is the Release Effective Date.

Executive understands that this Release applies to his claims under the ADEA, and that he would not be entitled to any damages or other relief in any challenge to the validity of that waiver unless the waiver were held invalid.

9.   Incorporated Provisions. Except to the extent inconsistent with this Release, the provisions of the Separation Agreement, including Sections 26 through 41, apply to this Release, and references in those provisions to “this Agreement” include this Release.

EXECUTIVE IS HEREBY ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY OF HIS CHOOSING, AND TO HAVE THAT ATTORNEY REVIEW THIS RELEASE ON HIS BEHALF, BEFORE SIGNING IT. BY SIGNING BELOW, EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS RELEASE IN ITS ENTIRETY, UNDERSTANDS IT, HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY, AND IS SIGNING IT KNOWINGLY AND VOLUNTARILY.

EXECUTIVE

Brenton L. Saunders
Date signed (no earlier than the Separation Date): __________________________
Date this Release was delivered to Executive (to be completed when provided): __________________________